USPB producers promote beef over Memorial Day weekend

Where’s The Beef?
At Stew Leonard’s Stores!

There was little doubt where the best beef at the best price could be found over Memorial Day weekend if you live in the northeastern United States. Stew Leonard’s kicked off grilling season by inviting four USPB producer couples from South Dakota, Missouri and Kansas to promote Stew’s Naked Beef at the company’s stores in Connecticut and New York.

In spite of cooler than normal temperatures and a day long rain on Saturday, the “cowboys” handed out thousands of samples to more than 125,000 customers that visited Stew’s four stores during the two day event. And, the customers responded, buying more than 13,000 pounds of the New York strip steaks they sampled and more than 55,000 pounds of Porterhouse steaks. It didn’t hurt that the prices at $8.99 per pound for the New York strips and $5.99 per pound for the Porterhouse steaks were almost half the normal price at Stew Leonard’s stores.

Chad and Mary Blair, Vale, SD, Karl and Amy Langvardt, Alta Vista, KS, Lynn and Sue Pelton, Burdett, KS, and Geoff and Christy Shinn, Jackson, MO, were selected to represent USPB at this year’s promotion. This is the fourth year USPB has sent ranchers to Stew Leonard’s stores for the Memorial Day weekend event.

All four couples agreed the trip was worth the effort. “Not only did we get to promote the industry we love, we also made new, lasting friends with the other ranchers,” Lynn and Sue Pelton commented after the trip was over.

Stew Leondard’s is a family-owned company that was built around the family’s dairy in Norwalk, CT. Today, there are four stores located in Norwalk, Newington and Danbury, CT, and Yonkers, NY. Nearly 2 million consumers live within 10 miles of the stores. It has made Fortune magazine’s top 100 companies to work for each of the last 12 years. Unlike most conventional retail grocery stores, Stew Leonard’s employs more than 2,500 full and part-time employees at its four stores.

“It was impressive to go into the meat coolers at these stores and see

Opportunities Still Exist
to Produce Naturewell ®

U.S. Premium Beef continues to have opportunities for our producers to deliver cattle for the Naturewell® Natural Beef brand. “There is a window here to add value to the beef you produce with Naturewell that doesn’t always exist,” Brian Bertelsen, USPB’s vice president of Field Operations, points out. “If you are looking for a way to replace the age and source verified premium, you might want to consider participating in the Naturewell program.”

“This is the most flexible program,” he adds. “Cattle do not have to be source verified or natural at the ranch/ pre-feedyard. They just must be black or red hided and managed appropriately during the last 120 days.”

That means no implants can be administered during the last 120 days before harvest. Naturewell cattle can be fed ionophores such as Rumensin. And, you must feed at a feedlot that is or is willing to become approved by National Beef. “We make reservations with the approved feedlots to match the supply of cattle with the demand for meat sales,” Bertelsen explains. “Currently, High Choice Feeders II and Tiffany Cattle Co. are the two USPB Qualified Custom Feedlots that are approved to produce Naturewell cattle.”

“You don’t ‘give up’ anything in terms of the grid these cattle are marketed on,” he notes. The Naturewell grid is USPB’s Base grid with a bonus which was increased from $2.75 per cwt. of live weight to $3.50 per cwt. of live weight for cattle

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USPB Non-Conditional Unit Trade Report
DR = Delivery Rights; DY = Delivery Year	FY 2013 Trades	Most Recent Trades
# Class A Units (DR available DY 201 3)	997	300
Average Price Per Unit	$173.41	$173.63
# Class A Units (DR available DY 2014)	9,991	9,971
Average Price Per Unit	$150.00	$150.00
# Class B Units	10,335	10,335
Average Price Per Unit	$172.67	$172.67

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Where’s the beef?...	continued from page 1

National Beef boxes stacked to the ceiling,” the Langvardts noted. “The meat manager at the Yonkers store, where we worked on Saturday, estimated we served between 400 and 500 steaks with about 20 samples per steak, so we must have given out between 8,000 and 10,000 samples at that one store that day!”

“We really appreciate the fact that USPB sends ranchers out to Stew Leonard’s stores for this promotion,” Jesse Hunsberger, Account Manager, Northeast Region for National Beef, added. “Having real ranchers, who are knowledgeable and enthusiastic about visiting with consumers, tell their story helps differentiate us from the competition in serving this customer. I know the Stew Leonard’s people were equally impressed.”

The Shinns actually had one non-meat eater try the product after his friend had eaten a sample and he ended up buying a couple of packages of steaks, commenting that he thought he’d start eating beef again. Others brought their kids to have their pictures taken with Stew’s cowboys.

“This promotion has become something our customers look forward to every year,” Mike Derivan, Director of Store Operations for Stew Leonard’s, explained. “It’s always fun to have real ranchers here to serve and visit with our customers.”

Plans are already underway to do this promotion again next Memorial Day weekend. If you are a USPB unitholder or family member and would like to be considered for this promotion, please call Tracy Thomas, USPB’s vice president of Marketing, at 866-877-2525.®

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2013, which ends August 31, USPB would like to help you get them leased to other producers. Please call our office at 866-877-2525 to put your excess delivery rights on our lease list.®

Opportunities Still Exist to Produce...	continued from page 1

shipping after May 26. You still get the Certified Angus Beef® and Black Canyon® Premium Reserve premiums. Even before the recent premium increase, Naturewell cattle have averaged more than $92 per head above the Kansas cash market in 2013.
   For more information go to the USPB Natural and NHTC Programs and USPB Grids links on our web page or call USPB at 866-877-2525.®

BENCHMARK PERFORMANCE DATA TABLE

Base Grid Cattle Harvested in KS Plant 05/05/13 to 06/01/13
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.90	65.82
Prime	2.35	3.25
CH & PR	74.40	83.31
CAB	31.58	40.04
BCP	16.90	18.72
Ungraded	0.62	0.35
Hard Bone	0.21	0.10
YG1	12.31	10.36
YG2	38.96	37.10
YG3	38.43	41.75
YG4	9.49	10.09
YG5	0.80	0.70
Light Weight	0.43	0.18
Heavy Weight	1.08	0.97
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$30.79	$45.31
Yield Benefit	$45.00	$68.06
Yield Grade	-$3.16	-$3.56
Out Weight	-$1.96	-$1.54
Natural	$1.63	$0.99
Total Premium	$72.30	$109.2